SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On February 13, 2024, the following material, attached as Exhibit 1, was published on the Strategic Organizing Center’s (the “SOC”) website, www.BrewABetterStarbucks.com. From time to time, the SOC may make the following communications, attached as Exhibit 2, or substantially similar variations thereon, to shareholders of Starbucks Corporation via the SOC’s social media channels.

Exhibit 1

Website Material

BREW A BETTER STARBUCKS

THE CASE FOR CHANGE | OUR NOMINEES | THIRD PARTY PERSPECTIVES | OUR MATERIALS | ABOUT SOC | VOTE BLUE | CONTACT US

Brew A Better Starbucks

READ OUR LETTER TO SHAREHOLDERS

Starbucks is a Company in Crisis

We believe Starbucks' Board of Directors has failed to effectively oversee the Company's response to employee unionization efforts and its human capital strategy, exposing the business to **reputational and potential financial damage over the long-term**.

Exhibit 2

Social Media Posts

@Starbucks shareholders: Meet the SOC’s highly qualified nominees who possess necessary union integration and human capital management experience. Visit www.BrewABetterStarbucks.com to learn more about our nominees and the urgent case for boardroom change at Starbucks. #BrewABetterStarbucks

@Starbucks shareholders: Protect your investment and #BrewABetterStarbucks by voting for our highly qualified nominees that have the right expertise to effectively oversee and improve the Company's broken approach to labor issues. Vote for the SOC’s highly qualified nominees TODAY by calling (877) 285-5990. Visit www.BrewABetterStarbucks.com to learn more about our campaign. #BrewABetterStarbucks

Starbucks' Board's failed human capital management strategy has exposed SBUX to unnecessary risk. Protect your investment by voting for the SOC's nominees TODAY. If you are a shareholder as of the Record Date, you may vote your shares on matters presented at the Annual Meeting ? scheduled for March 13, 2024 ? in any of the following ways:www.BrewABetterStarbucks.comYou may attend the Annual Meeting and cast your vote there.prepaid reply envelope; or

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